AMENDMENT
TO CONVERTIBLE PROMISSORY NOTE
DOCUMENTS B-09232009b, B-12152009a, B-12152009b

The parties agreed that effective September 7, 2011, the Convertible Promissory Notes B-09232009b, B-12152009a, B-12152009b by and between MPhase Technologies, Inc. and JMJ Financial are hereby amended as follows:

2.8. Conversion Floor. The Borrower has the right to enforce a conversion floor of $0.004 per share as follows. If Borrower receives a conversion notice in which the Conversion Price is less than $0.004 per share and elects to enforce the conversion floor of $0.004, the Holder will incur a conversion loss, defined as follows, which the Borrower must make whole by either of the following options:

Conversion Loss = [(High trade price on the day of conversion) x (Number of shares that would have been received if there was no floor)] – [(High trade price on the day of conversion) x (number of shares being received with the floor)].

Option A – Pay Conversion Loss in Cash. The Borrower may pay the conversion loss by cash payment, and any such cash payment must be made by the third day from the time of the conversion notice.

Option B – Add Conversion Loss to Balance. The Borrower may pay the conversion loss adding the conversion loss to the balance of the Note (under JMJ Financial's and the Borrower's expectation that any make whole amounts will tack back to the original date of the note as that amount was originally funded at the original tacking date).

In the event that any Borrower default occurs among any of the agreements between the parties, inclusive of the terms of conversion, the terms of this Amendment shall be suspended until such time that the default is cured.

In the event that the Borrower either (a) issues stock at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation) below $0.004, or (b) if the Borrower enters into any agreement that may in the future provide for such issuance at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation) below $0.004, then the floor referenced herein will automatically reset to convert to an equal amount of shares at that lower price. Upon completion of such conversion into shares at the lower price, the floor price shall be reset to $0.004.

In the event that the Borrower enters into any agreement that provides for a floorless conversion, or floorless convertible, or floorless exchangeable security, then the terms of this Amendment shall automatically and permanently terminate.

ALL OTHER TERMS AND CONDITIONS OF THE ORIGINAL CONVERTIBLE PROMISSORY NOTE DOCUMENTS REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment by signing below:

Martin Smiley
CFO & General Counsel
MPhase Technologies, Inc.

JMJ Financial
Its Principal